EXHIBIT 10.7

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), dated as of April 26, 2006, by and between Chelsea Therapeutics International, Ltd., a Delaware corporation with principal executive offices at 13950 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277 (the “Company”), and DR. SIMON PEDDER, residing at 1347 Shinnecock Lane, Fort Mill, South Carolina 29715 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to continue to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services. The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b) Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2. Term.

The Executive’s employment under this Agreement (the “Term”) shall commence as of May 1, 2006 or such other date as may be agreed to by the Parties (the “Effective Date”) (as hereinafter defined) and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof. The Term may be extended for additional one (1) year periods upon the mutual written agreement of the Executive and the Board. In the event that either party determines not to extend the Term, such party will provide the other party with at least 90 days prior written notice.

3. Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b) The duties to be performed by the Executive hereunder shall be performed in North Carolina or at such place as may be agreed upon by the Executive and the Board.

4. Directorship. The Company shall use its best efforts to cause the Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Three Hundred Sixty Thousand Dollars ($360,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices.

(b) Guaranteed Bonus. The Company shall pay the Executive an annual bonus (the “Guaranteed Bonus”) equal to Fifty Thousand Dollars ($50,000) within 30 days following end of each fiscal year during the Term or at such other time as the Board or the Compensation Committee of the Board (the “Compensation Committee”) approves incentive compensation for other executive officers, provided that the Executive is employed hereunder at the end of such fiscal year. The Board or Compensation Committee shall annually review the Guaranteed Bonus to determine whether an increase in the amount thereof is warranted.

(c) Discretionary Bonus. At the sole discretion of the Board or Compensation Committee, the Executive shall receive an additional annual bonus (the “Discretionary Bonus”) in an amount targeted at 50% of his Base Salary if the corporate goals set by the Board or Compensation Committee and communicated to the Executive are achieved at 100%. The Board or Compensation Committee has the authority to increase the Discretionary Bonus to up to 75% of the Executive’s Base Salary if the corporate goals are exceeded or based on exemplary performance by Executive. The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board or Compensation Committee in its sole discretion. In addition, the Board or Compensation Committee shall annually review the Bonus to determine whether an increase in the amount thereof is warranted.

(d) Bonus Payments for 2006 Fiscal Year. In the event that Executive is compensated under his prior employment agreement with the Company for the period from January 1, 2006 through April 30, 2006, the Guaranteed Bonus and Discretionary Bonus will be prorated for the period from May 1, 2006 through December 31, 2006. To the extent that the Company adjusted Executive’s bonus payments under his prior employment agreement with the Company to an annualized basis for the year ended December 31, 2005, then the Guaranteed Bonus and Discretionary Bonus shall be for the entire year ended December 31, 2006.

(e) Option Grant. As of the Effective Date, there are 24,492,824 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) outstanding on a fully diluted basis. As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, effective upon stockholder approval of the reservation of sufficient shares, the Company shall grant the Executive an option to purchase that number of shares of Common Stock to ensure that Executive’s total ownership of the Company, including outstanding Common Stock and options, will equal five percent (5.0%) of the total Common Stock of the Company on a fully diluted basis as of the Effective Date. The option grant will be made pursuant to the terms of the Company’s 2004 Stock Plan and will vest in four equal installments annually over four years from the date of grant.

In addition, at such times, if any, that the Board or Compensation Committee makes annual grants of options to executive officers of the Company, and upon determination by the Board or Compensation Committee that the corporate goals set by the Board or Compensation Committee and communicated to the Executive are achieved at 100% for the prior fiscal year, the Company shall grant the Executive an option to purchase additional shares of Common Stock, the amount of which to be determined by the Board or Compensation Committee using Executive’s then total ownership of the Company as a guidepost.

(f) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law or authorized by Executive from all amounts payable to the Executive under this Section 5.

(g) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(h) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. In addition, the Company shall reimburse the Executives for his reasonable medical licensing fees and other professional dues.

(i) Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days upon termination of employment or otherwise.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Competition, Non-Solicitation and Non-Disparagegment.

(a) While Executive is employed by the Company and for a period of twelve (12) months after the termination or cessation of such employment by either party for any reason whatsoever, Executive will not, directly on his own behalf or indirectly for or in conjunction with others:

(i) Within the Restricted Territory (as defined in subsection (b) below), engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, that develops, manufactures, markets, licenses or sells any products designed to treat immunological diseases, including but not limited to rheumatoid arthritis (“RA”), cancer, psoriasis and other anti-inflammatory conditions that compete with the products being sold or developed by the Company at the time of Executive’s termination (collectively, the “Competitive Products”);

(ii) Within the Restricted Territory, solicit or accept employment or be retained by any individual or entity who, at any time during the term of this Agreement, was an agent, client or customer of the Company, where Executive’s position would be related to the Competitive Products;

(iii) Within the Restricted Territory, become financially interested in an enterprise that is engaged, as a substantial part of its operations, in selling the Competitive Products; provided, however, that nothing in this Agreement shall be construed to prevent Executive from owning less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the NASDAQ automated quotation system;

(iv) Solicit or accept the business of any customer of the Company whom Executive solicited or serviced for the Company during the last twelve (12) months of Executive’s employment with the Company; and/or

(iv) Solicit or induce any employee, consultant, or independent contractor of the Company to terminate the employment or contracting relationship with the Company.

(b) For purposes of this Agreement, the “Restricted Territory” means the United States of America and Canada.

(c) During the Term of this Agreement and at all times thereafter, the Company and Executive each further agree that neither party shall directly or indirectly disparage the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d) If Executive breaches any provisions of this Agreement or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled to injunctive relief to enforce these restrictions and (ii) have the right to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively, the “Benefits”) derived or received by Executive as a result of any transaction constituting a breach of any of the provisions of Section 7 and Executive hereby agrees to account for and pay over such Benefits to the Company.

(e) Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties by the Executive.

The Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9. Termination. The Executive’s employment hereunder shall terminate immediately upon the Executive’s death. In addition, this Agreement may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. “Cause” shall be determined by a majority of the Board (excluding Executive) and shall mean:

(i) The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii) Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Board;

(iv) The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere or no contest plea);

(v) The determination by the Company, after a reasonable and goodfaith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, discrimination based on race, color, religion, sex, national origin, age, disability or other status protected by law), unless the Executive’s actions were specifically directed by the Board;

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

(viii) Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 that, if capable of being cured, is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury with or without a reasonable accommodation, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury with or without a reasonable accommodation. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The Executive’s employment hereunder may be terminated by the Board (or by the board of directors of the Company’s successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d) The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of duties materially inconsistent with the Executive’s position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive’s duties and responsibilities; (iii) any material reduction by the Corporation of the Executive’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Executive, shall not be deemed a reduction of the Executive’s compensation package for purposes of this definition); or (vi) upon a Change of Control (1) that (x) results in the elimination of the Board or (y) representatives of the Board just prior to the event causing the Change of Control do not represent a majority of the Board immediately subsequent to the event causing the Change of Control and (2) in which the fair market value of the Company’s Common Stock, in the aggregate, as determined in good faith by the Board on the date of such Change of Control, is greater than $50,000,000.

10. Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, his Base Salary for a period of one (1) year following the date of termination and any accrued but unpaid Guaranteed Bonus and/or Discretionary Bonus, plus any unpaid expense reimbursement amounts through the date of his Death or Disability. The Executive shall have no further entitlement to any other compensation or benefits from the Company.

(b) If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive his Base Salary through the date of his termination and any expense reimbursement amounts owed through the date of termination. The Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c) If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control and on the date of termination pursuant to this Section 10(c) the fair market value of the Company’s Common Stock, in the aggregate, as determined in good faith by the Board on the date of such Change of Control, is less than $50,000,000, then the Company (or its successor, as applicable) shall continue to pay to the Executive his Base Salary and benefits until the end of the term or for a period of one year following such termination, whichever is shorter, as well as any expense reimbursement amounts owed through the date of termination. All Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. The Executive shall have no further entitlement to any other compensation or benefits from the Company.

(d) If the Executive’s employment is terminated (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, then the Company shall (1) continue to pay to the Executive his Base Salary and Guaranteed Bonus until the end of the Term or a period of one year following such termination, whichever is longer and (2) pay the Executive any expense reimbursement amounts owed through the date of termination. The Executive shall have no further entitlement to any other compensation or benefits from the Company.

(e) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(f) Following expiration and non-renewal of the Term, should the Company, in its sole discretion require that the Executive continue to comply with the terms of Section 7 hereof, the Company shall pay the Executive his Base Salary and Guaranteed Bonus for a period of one year following expiration of the Term. In the event of the termination of Executive’s employment pursuant to Section 10(b), 10(c) or 10(d) hereof, then Executive shall continue to comply with the terms of Section 7 hereof without any additional consideration paid by the Company.

(g) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(h) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Miscellaneous.

(a) This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws principles.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof (except for any disputes arising out of or related to Sections 6 or 7 of the Agreement), shall be finally settled by binding arbitration conducted in Charlotte, North Carolina and administered by the American Arbitration Association (“AAA”) pursuant to its then-current National Rules for the Resolution of Employment Disputes of the AAA (available at www.adr.org). The arbitration shall be conducted by a single experienced arbitrator or retired judge, to be chosen via the AAA’s selection procedures. The arbitrator’s award shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award monetary damages and, in the arbitrator’s discretion, attorneys’ fees and/or costs to the prevailing party if allowed by statute. The arbitrator may not award punitive damages or any other type of exemplary damages unless such damages are specifically authorized by statute. Any filing fees and the fees and costs of the arbitrator shall be paid equally by the Company and Executive. Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the sole and exclusive jurisdiction of the state or federal courts sitting in Mecklenburg County, North Carolina, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it or him if sent by registered mail addressed to it or him at the address referred to in Section 11(g) of this Agreement.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHELSEA THERAPEUTICS
INTERNATIONAL, LTD.

By:	/s/ J. Nick Riehle
Name:	J. Nick Riehle
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Simon Pedder
Name:	Dr. Simon Pedder